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Doich Foods

Doich Foods combines healthy, functional ingredients with uber-delicious flavors to create tasty, nourishing snacks. Our products are packed with protein and low in sugar so that you can confidently indulge and leave the guilt behind!

doich!

inspiring health, happiness and humanity

Invest

$99 minimum investment

DEADLINE: November 17, 2023

in 3 months

UNIT PRICE

$1

TOTAL RAISED

$76,499

VALUATION

$5,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

We're in the business of inspiring health, happiness, and humanity.

What started as a word made up by friends still used 20 some odd years later, led to the exchange of a special recipe, and well, let's just say the rest is history. Doich Foods was born because sharing the fact that we made some of the best tasting cookie dough in the world only felt right — and because we're friends, we made it good for you, too!

At Doich, we don't think you should have to sacrifice taste for health; we believe you deserve to have your cookie dough and eat it too! With just the right amount of sweetness and ingredients that you can actually pronounce, Doich offers functional foods that you'll look forward to enjoying all day, every day.

We're all about creating foods that make you feel good, so we handpicked ingredients that make our products a balanced and nutritious option for people who still want to indulge a little. Our mission is to make eating right as easy as possible, while still giving you the taste and texture that makes snacking exciting.

With Doich Foods, eating healthy just got a whole lot tastier.


doich!
chocolate chip protein cookie dough
Eat good,
Feel good,
Do good!

Watch **WWE Superstar** and **Doich Ambassador** Thaddeus Bullard, aka **Titus O'Neil**, talk about our product here!

DEAL HIGHLIGHTS

HIGHLIGHTS

Doich officially soft-launched on August 1, 2022 in order to validate the market after four smaller product drops in 2021. All dollars have been funneled right back into the company (to fulfill orders & produce more cookie dough) or donated to charity.

We firmly believe our best form of marketing has been people trying the product for themselves. As a result, we have established a wide range of champions who believe in, support & promote Doich simply because of their genuine love for the product.

REVENUE

$7,500 generated in our first month of soft launching. All sales were achieved organically & by word of mouth, as we have not put any money behind marketing or paid ads.

MARQUEE EVENTS

- HelpCureHD Gala
- TJK Classic: Charity Celebrity Basketball Game
- Lance McCullers & Jose Altuve's Team Up for Kids & K9's
- Best Buddies Friendship Walk

UPGRADES

- Hired a marketing agency to help establish our brand identity and voice
- Updated our product packaging
- Hired a social media firm to create strategy & content across all platforms, with an early emphasis on TikTok
- Revamped our website to reflect new branding
- Partnered with a food scientist to create proprietary flour blend, assist with product extension and research & development

PROBLEM

CURRENT LANDSCAPE

OPPORTUNITY 1:

Consumers are looking for something easy

Customers of all ages are picking prepackaged snacks due to the fact that they are looking for the easiest solution to their hunger.

OPPORTUNITY 2:

Consumers are looking for something healthy

Many foods and snacks currently offered in the "health food" market still use chemicals, preservatives and high amounts of sugar or sugar substitutes.

OPPORTUNITY 3:

Consumers are looking for something delicious

Across many categories, consumers are looking for the best tasting product. Not only just in general consumers, but there is a higher demand in speciality categories.

Magic Spoon originally launched online in 2019 as a way to recreate classic childhood cereals, with more protein, less sugar and less carbs. Magic Spoon sells its cereal in a variety of flavors, including Fruity, Peanut Butter, Cocoa and Cinnamon Roll, for about $10 a box. The company first jumped into physical retail last June by establishing a presence in 1,300 Target stores. In September, it launched in around 300 Sprouts stores. Today, their cereal boxes are in 6,800 stores like Walmart, Kroger and Albertsons across the United States. Breakfast cereal has shown tremendous growth over the past several years. The global breakfast cereal market was valued at $90.9 billion in 2020 and is projected to almost double that by 2030 to hit $180.3 billion, according to Allied Market Research. Along with that growth, there's more competition in the space, and like Magic Spoon, other companies have popped up to provide an alternative to sugary cereals.

Magic Spoon secured $85 million in Series B funding as three of its brands made the jump from direct-to-consumer-only offerings to Target store shelves for the first time. HighPost Capital led the new round, which brings Magic Spoon's total funding to date to $100 million.

We plan to disrupt the healthy snack food market the way that Magic Spoon has the breakfast cereal market.

SOLUTION

SOLUTION 1:

Doich is a fresh snack or dessert option that can be eaten raw or baked into a gooey, mouth-watering cookie. Whether you want to it straight out of the jar, wait to bake it into a cookie, eat it cold or at room temperature, you can enjoy Doich any way you want.

SOLUTION 2:

Doich is made with funcation ingredients designed to fuel your body and mind; never using chemicals or preservatives. Every ingredient was handpicked with a purpose, including macronutrients and premium proteins.

SOLUTION 3:

Doich is gluten free and vegan, but based on our flavor profile & consistency, you wouldn't know it — it is extra delicious and won't leave you feeling bloated or uncomfortable. Our tasty dough is safe for everyone: parents, children and even those with dietary restrictions.



MOVEMENT

EAT GOOD

We just want people to be able to eat healthier.

You shouldn't have to dread eating something that's "healthy". That's why we started with delicious first, then ended up making something healthy in the process. Whether you are a seasoned athlete, looking to lose weight or just trying to eat healthier, you should be able to enjoy the process and the food that you eat.

FEEL GOOD

Feeling good starts with what you eat!

1. It should be delicious.
2. You should be able to have fun doing it.
3. It would help if it was healthy.

So no matter what way you want to eat Doich Foods, we just ask that you do it in a way that makes you happy.

DO GOOD

We believe that when you feel good, you're able to do good.

By inspiring both health and happiness, we want people to then go on and inspire each other. That's why we partner with different charities and participate in events in our community! We just want to share all the goodness we have, one delicious bite at a time.

BUSINESS MODEL

We are currently focusing our efforts on our **direct-to-consumer approach** and looking to grow that immensely. Our best form of marketing is simply having consumers try the product as it truly speaks for itself.

Phase Two plans to introduce our product in notable restaurants, coffee shops and gyms across the country, followed by a retail rollout once the buzz is generated and consumers are engaged.

MARKET

- **The global healthy snacks market is expected to reach USD 152.5 billion by 2030**, registering a CAGR of 6.6% from 2022 to 2030, according to a new report by Grand View Research, Inc.
- More specifically, **the global cookie dough market is expected to reach a market valuation of $12.3B USD** by the end of the year and is expected to expand at a CAGR of 5.7% from 2023 to 2033, as the newest fashion, edible cookie dough, has been gaining acceptance.

The healthy snack market has soared in recent years, especially since the pandemic. With food allergies on the rise and the general public becoming more health-conscious, the demand for nutritious and delicious products is at an all time high.

Both markets have soared in recent years, especially since the pandemic. With food allergies on the rise and the general public becoming more health-conscious, the demand for nutritious and delicious products is at an all time high.

TEAM


TEAM DOICH
Anthony Scialdone
CEO + CO-FOUNDER
A self-proclaimed healthy cookie connoisseur, Anthony not only brings his taste buds to the team but 12 years of leadership & management.
Anthony stepped away from his corporate career, managing a $140 million portfolio in the tech industry, to dedicate more time to Doich.
Brendan Conway
CHIEF PRODUCT OFFICER + CO-FOUNDER
A mad scientist in the kitchen and the brains behind our recipes, Brendan developed his love for cooking and baking at a young age while learning from his father. Brendan has nearly two decades of food industry experience under his belt, and has held high level positions across leading grocery retail and meal kit companies.
Britta Scialdone
HEAD OF PHILANTHROPY
As the company's unofficial & self-appointed taste tester, Britta affirms that this role was a crucial piece in establishing Doich's philanthropic strategy.
Britta has spent her entire career in charitable giving & partnerships, specifically in the sports industry helping athletes grow and utilize their platforms for good.
Ryan Lively
HEAD OF SALES
An early adopter of Doich, Ryan didn't shy away from rolling up his sleeves in exchange for a piece of the pie (or should we say cookie?).
Ryan is a business development & sales executive with a passion for health & wellness. With his diverse background and ability to build personal relationships, he has established himself as an elite connector.
THANK YOU
@DOICHFOODS

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Marketing	$62,750	25.1%
Social Media	$100,000	40.0%
Paid Ads	$50,000	20.0%
Inventory	$25,000	10.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Class A Units, under registration exemption 4(a)(6), in Doich Foods, LLC. This offering must raise at least $10,000 by November 17, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Doich Foods may issue additional securities to raise up to $250,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,250,000 units
× $1 per unit

$5,250,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on June 22, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jun 22, 2023 • Primary offering of 250,000 units at $1

Jun 22, 2023 • Filed Form C

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